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                                                                    EXHIBIT 10.8

            Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                  DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

     This Development and Commercialization Agreement (the "Agreement"), effective the 16th day of August, 1999 (the "Effective Date"), is between GyneLogix, Inc. ("Licensor"), with principal offices at 280 South Taylor Ave., Suite 100, Louisville, Colorado, and The Medicines Company (the "Licensee"), with principal offices at One Cambridge Center, Cambridge, Massachusetts 02142.

BACKGROUND

     1. Licensor owns certain Proprietary Property, including certain Patent Rights and Know-How, relating to a novel Lactobacillus crispatus strain known as CTV-05 and all technology related to its fermentation, stabilization and manufacture, details of which are more fully described in APPENDIX A to this Agreement.

     2. Licensee desires to license the Proprietary Property in order to develop, obtain regulatory approval, manufacture, use and sell products falling within the scope of the Proprietary Property.

     3. Licensor is willing to grant Licensee a license to the Proprietary Property subject to the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, Licensor and Licensee, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

     1.1 "AFFILIATE" means any person, corporation, firm, partnership or entity, which directly or indirectly owns, is owned by, or is under the common ownership of a party to this Agreement to the extent of greater than fifty percent (50%) of the equity of the owned entity, having the power to vote on or direct the affairs of the owned entity, or any person, corporation, firm, partnership, or other entity actually controlled by, controlling or under common control with a party to this Agreement.

     1.2 "COMBINATION PRODUCT" means any pharmaceutical product that is comprised of a Royalty-Bearing Product and at least one other active ingredient.

     1.3 "CONFIDENTIAL INFORMATION" means all Know-How or other information, including, without limitation, proprietary information and materials (whether or not patentable) regarding a party's technology, products, business information or objectives, which is designated as confidential in writing by the disclosing party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, trade secret or other information is disclosed by the disclosing party to the other party. Notwithstanding the foregoing to the contrary, materials, know-how or other information which is orally, electronically or visually disclosed by a party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information of a party (a) if the disclosing party, within thirty
(30) days after such disclosure, delivers to the other party a written document or documents

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describing the materials, know-how or other information and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the persons to whom such disclosure was made, or (b) such information is of the type that is customarily considered to be confidential information by persons engaged in activities that are substantially similar to the activities being engaged in by the parties pursuant to this Agreement. Confidential Information shall not include information encompassed by the exceptions as set forth in Section 7.1.

     1.4 "CTV-05" means (a) a novel Lactobacillus crispatus strain having ATCC Deposit No. 202225, and (b) the underlying stabilization and preservation technologies applying specifically to such novel Lactobacillus crispatus strain and generally to Lactobacilli, all as more fully described in Appendix A to this Agreement.

     1.5 "CTV-05 PRODUCTS" means products or processes that are based upon or derived from CTV-05 or any Improvements thereto.

     1.6 "FIELD" shall mean the ex vivo and in vivo diagnosis, monitoring, prevention and treatment of all diseases, conditions and disorders which affect human females.

     1.7 "IMPROVEMENTS" shall mean any product or process enhancement owned or controlled, in whole or in part, by Licensor, or to which Licensor has any right of use or right of exploitation, relating to CTV-05, including enhancements relating to the manufacture, formulation, ingredients, preparation, means of delivery, dosage or packaging thereof.

     1.8 "KNOW-HOW" means any technical information related to the preparation or development of CTV-05 Products owned or controlled in whole or in part, by Licensor, or to which Licensor has any right of use or right of exploitation.

     1.9 "ROYALTY-BEARING PRODUCT" shall mean any CTV-05 Product whose manufacture, use or sale is covered by a Valid Claim of any of the Patent Rights.

     1.10 "NET SALES" means, with respect to a Royalty-Bearing Product, the gross amount received by Licensee and/or its Affiliates on sales of Royalty-Bearing Products to unrelated third parties, less the following deductions:

     (a) Trade, cash and quantity discounts actually allowed and taken directly with respect to such sales;

     (b) Tariffs, duties, excises, sales taxes or other taxes imposed upon and paid directly with respect to the production, sale, delivery or use of the Royalty-Bearing Product (excluding national, state or local taxes based on income);

     (c) Amounts repaid or credited by reason of rejections, defects, recalls or returns or because of chargebacks, refunds, rebates or retroactive price reductions; and

     (d) Freight, insurance and other transportation charges incurred in shipping a Royalty-Bearing Product to third parties (to the extent such charges are invoiced to such third parties).

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In the event the Royalty-Bearing Product is sold as part of a Combination
Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition), during the applicable royalty reporting period, by the fraction, A/A+B, where A is the average sale price of the Royalty-Bearing Product when sold separately in finished form and B is the average sale price of the other active ingredient included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Royalty-Bearing Product and the other active ingredient did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Royalty-Bearing Product and all other active ingredient included in the Combination Product, Net Sales for the purpose of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/C+D where C is the fair market value of the Royalty-Bearing Product and D is the fair market value of all other pharmaceutical active ingredient included in the Combination Product. In such event, the Joint Steering Committee (as defined below), in accordance with
Section 3.4.2, shall in good faith make a determination of the respective fair market values of the Royalty-Bearing Product and all other pharmaceutical active ingredient included in the Combination Product, and provide Licensor with data to support such determination. Licensor shall have the right to review such determination and supporting data, and to notify Licensee if it disagrees with such determination. If Licensor does not agree with such determination and if the parties are unable to agree in good faith as to such respective fair market values, then such matter shall be referred to the chief executive officers of the parties.

     1.11 "PATENT RIGHTS" means those patents or patent applications listed on Appendix B to this Agreement; and any patents or patent applications which cover CTV-05 Products which are owned or controlled, in whole or in part, by Licensor or to which Licensor has any right of use or right of exploitation. Included within the definition of Patent Rights are any continuations, continuations-in-part, divisions, patents of addition, foreign counterparts, reissues, renewals or extensions thereof.

     1.12 "PROPRIETARY PROPERTY" shall mean all Patent Rights, Know-How and other intellectual property rights, including trademarks, owned by Licensor covering and relating to CTV-05 Products.

     1.13 "SUBLICENSEE PROCEEDS" means payments received by Licensee or its Affiliates with respect to sales of Royalty Bearing Products by sublicensees. Sublicensee Proceeds shall not include license fees, milestone payments, research and development funding and equity investments received from sublicensees.

     1.14 "VALID CLAIM" means a claim of any unexpired United States or foreign patent which shall not have been donated to the public, disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

2.   LICENSE GRANT, ASSIGNMENT AND TECHNOLOGY TRANSFER.
     -------------------------------------------------

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     2.1  GRANT OF LICENSE.  Licensor grants Licensee an exclusive worldwide license under the Proprietary Property, including Improvements, to develop, make, market, use, import and sell CTV-05 Products in the Field, subject to the terms and conditions of this Agreement, including the right to grant sublicenses. Licensee shall notify Licensor in writing of any sublicense it grants within thirty (30) days of the execution of a sublicense agreement and shall obtain the written commitment of such sublicensee to abide by all applicable terms and conditions of this Agreement. Additionally, Licensee will make reasonable efforts to notify Licensor in advance of the execution of sublicensee agreement provided that the failure to provide such advanced notice will not be deemed a breach of this Development and Commercialization agreement.

     2.2 KNOW-HOW TRANSFER. Upon execution of this Agreement, but in no event later than thirty (30) days following the Effective Date of this Agreement, Licensor shall disclose and transfer as requested by Licensee all Know-How that is necessary or useful to the development, regulatory approval and commercialization of CTV-05 Products for use in the Field. Without limiting the generality of the foregoing, Licensor shall provide to Licensee full copies of all data and documentation related to the CTV-05 Products and their manufacture, and shall deliver and/or make available to Licensee all finished product, together with quality control data, in the possession of Licensor or its Affiliates as of the Effective Date. Thereafter, Licensor will promptly disclose and transfer to Licensee Know-How as requested by Licensee from time to time during the term of this Agreement.

     2.3 ACCESS TO PERSONNEL. Licensor shall provide Licensee with cooperation and reasonable access to its technical and scientific staff in order to permit the timely, orderly and complete transfer of the Know-How and to permit the Licensee to exploit the rights granted hereunder. Such staff shall include, but not be limited to, Dr. Gerald Chrisope. Licensor and Licensee agree that Dr. Chrisope is an invaluable resource with considerable expertise in the Proprietary Property. Licensor agrees to continue to employ Dr. Chrisope (together with his scientific and administrative support infrastructure (including laboratory personnel) in place as of the Effective Date) for 24 months and agrees to ensure that Dr. Chrisope and such personnel will be available to work on the projects contemplated by the Development Plan on a full time basis for 24 months. Notwithstanding the foregoing, Dr. Chrisope, with the agreement of the Joint Steering Committee, may adjust personnel in a manner deemed appropriate and to accommodate contemplated scale up and manufacturing activities.

     2.4 REGULATORY SUBMISSIONS. Licensor shall transfer or cause the transfer of all regulatory submissions and approvals relating to the CTV-05 Products and its manufacture to Licensee. Licensor agrees to take all steps reasonably necessary to effect such transfer as of the Effective Date, including taking such actions as may be necessary to cause the National Institutes of Health ("NIH") to transfer the IND relating to CTV-05 Products to Licensee or to permit Licensee to have exclusive reference rights to such IND and full and continuing access to all related data within 30 days of the Effective Date.

3.   DUTIES OF LICENSEE.
     ------------------

     3.1 GENERAL. Licensee shall use its commercially reasonable efforts, which for the purposes of this Agreement shall mean efforts consistent with the usual practice followed by a medium-sized biopharmaceutical company in pursuing the development, commercialization and

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marketing of pharmaceutical products of similar market potential, at its own expense, to develop and commercialize CTV-05 Products in accordance with a development plan to be provided by the Licensee and approved by the Joint Steering Committee and thereafter updated on an annual basis (the "Development Plan").

     3.2 SPECIFIC LICENSEE RESPONSIBILITIES. Without limiting the generality of Section 3.1, Licensee shall assume the following responsibilities relating to the development and commercialization of the CTV-05 Products:

          3.2.1 PRE-CLINICAL AND CLINICAL DEVELOPMENT. Licensee shall be solely responsible for the pre-clinical and clinical development of CTV-05 Products. Following review by the Joint Steering Committee, the continuation of any preclinical or clinical trial shall be at the sole discretion of the Licensee, including any trials currently under discussion with NIH. Licensee shall bear the financial responsibilities for the funding of all pre-clinical and clinical trials, either directly or through strategic partnerships.

          3.2.2 MANUFACTURING. The Licensee shall be solely responsible for the manufacture of CTV-05 Products, including, without limitation, the selection of the manufacturer and the development of manufacturing processes and commercial scale-up. Licensee shall bear the financial responsibility (including all capital investments required) associated with the manufacturing of CTV-05 Products. Funding of these activities will be either directly or through strategic partnerships.

It is the current expectation and desire of the parties that the CTV-05 Products be manufactured at the Boulder, CO facility of the Licensor. A manufacturing agreement shall be duly negotiated by both parties not later than completion of proof of concept trial. Both parties also recognize that technical, regulatory, legal, environmental and/or commercial issues may necessitate, or that Licensee may find it more advantageous, that all or a portion of the manufacturing of these products be carried out at an alternate site(s) and could potentially involve the services of third parties. Final decisions regarding the choice of manufacturer(s) and manufacturing site(s) will be the sole responsibility of the Licensee. In the event that Licensee determines not to manufacture CTV-05 Products at the Licensor's Boulder facility, Licensor and Licensee recognize that further process development work on CTV-05 Products, or other products of mutual interest agreed by Licensor and Licensee, if needed, may continue at the Boulder facility. The decision to continue funding the Boulder facility under such circumstances, in part or in whole, shall be decided by the Joint Steering Committee in accordance with Section 3.4.2.

          3.2.3 REGULATORY MATTERS. Following review by the Joint Steering Committee, the Licensee shall be solely responsible for all determinations relating to regulatory issues and all filings and interactions with regulatory authorities. Licensee shall bear the financial responsibilities for all regulatory matters, either directly or through strategic partnerships.

          3.2.4 SALES AND MARKETING. Licensee shall be solely responsible for all sales and marketing activities relating to CTV-05 Products, including advertising, sales training, exhibitions, seminars and other promotional activities. Licensee shall bear the financial responsibilities for all sales and marketing activities, either directly or through strategic partnerships.

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            Confidential Materials omitted and filed separately with
      the Securities and Exchange Commission. Asterisks denote omissions.


     3.3 REPORTS. Licensee shall report to Licensor on the status and progress of Licensee's efforts to develop and commercialize CTV-05 Products at such times as Licensor may reasonably request (not to exceed three per calendar year).

          3.3.1 COMPOSITION; RESPONSIBILITIES. The parties shall establish a joint steering committee (the "Joint Steering Committee"), comprised of two (2) representatives of Licensor and two (2) representatives of Licensee. Each party shall make its designation of its representatives prior to the Effective Date. The Joint Steering Committee shall meet within forty-five (45) days after the Effective Date and, thereafter, on a quarterly basis during the period in which CTV-05 Products are in clinical development (or on a more frequent basis if reasonably requested by Licensee) for purposes including, but not limited to (i) reviewing the Development Plan for CTV-05 Products, (ii) reviewing and approving amendments to the Development Plan, and (iii) reviewing and approving annual budgets for operating expenses of the Boulder Facility for the development of CTV-05 Products. The location of such meetings of the Joint Steering Committee shall alternate between Licensor's principal place of business and Licensee's principal place of business, or as otherwise agreed by the parties. All travel and related expenses of Licensor's representatives in connection with such meetings shall be paid by Licensee. The Joint Steering Committee may also meet by means of a telephone conference call. Each party may change any one or more of its representatives to the Joint Steering Committee at any time upon notice to the other party. Each party shall use reasonable efforts to cause its representatives to attend the meetings of the Joint Steering Committee. If a representative of a party is unable to attend a meeting, such party may designate an alternate to attend such meeting in place of the absent representative. In addition, each party may, with the consent of the other party, invite non-voting employees, consultants or scientific advisors, to attend the meetings of the Joint Steering Committee to, among other things, review and discuss the Development Plan and its results.

          3.3.2 DECISION MAKING. The goal of all decision making shall be to achieve consensus. Decisions of the Joint Steering Committee shall be made by the majority vote of all of the members of the Joint Steering Committee. If the Joint Steering Committee is unable to reach agreement on any matter within fifteen (15) days after the matter is first referred to it, such matter shall be referred for resolution to the chief executive officers of the parties. If such officers are unable to resolve a matter referred to them under this Section within three (3) days thereafter, the final determination shall be made by Licensee acting in its sole discretion.

4.   FINANCIAL PROVISIONS.
     --------------------

     4.1 MILESTONE PAYMENTS. In partial consideration of the exclusive license granted by Licensor pursuant to this Agreement, Licensee shall pay to Licensor, the following milestone payments:

     (a) [**] within thirty (30) days of the execution of this Agreement, (without any credit for any prior payments made to Licensor) or if later, upon the receipt of the written contractual agreement of the NIH to co-manage and co-fund (in equal parts) the proof of concept trial by TMC.

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            Confidential Materials omitted and filed separately with
      the Securities and Exchange Commission. Asterisks denote omissions.


 (b) [**] upon successful completion of a Phase II/Proof of Concept Trial of any CTV-05 Product and the decision by Licensee or its sublicensee to proceed with Phase III clinical trials of such CTV-05 Product; and

     (c) [**] upon the issuance by the U.S. Patent and Trademark office of the first patent covering substantially all of the claims included in the patent application described in Appendix B to this Agreement, the test of which shall be all claims included in Appendix B relating to strain and use of strain in the Field and the decision by TMC to go forward with the development of product.

     Each of the foregoing milestones shall be payable only once upon the first achievement of the applicable event, and shall be non-refundable and non-creditable. Milestone payments for 4.3(a), (b) and (c) shall be paid within thirty (30) days of the achievement thereof.

     For purposes of this Section 4.3(b), "Phase II/Proof of Concept Trial" shall mean a test or study using an extensive patient base which is required to provide definitive evidence of efficacy and safety to proceed with a Phase II dose ranging trial and/or Phase III trial for a CTV-05 Product including, but not limited to tests and studies which are required by the regulatory authorities pursuant to regulations, guidelines or otherwise necessary for the filing of a New Drug Application with the U.S. Food and Drug Administration.

     4.2 PAYMENT OF CERTAIN EXPENSES. Commencing on the Effective Date, Licensee shall assume financial responsibility for the continued operation of the Boulder Facility for the development of CTV-05 Products in accordance with the Development Plan. Licensee's financial responsibility hereunder shall terminate at such time as no further development under the Development Plan is ongoing at the Boulder facility. Licensor represents that the current average monthly operating expenses for the Boulder Facility is not more than [**], as set forth more fully on APPENDIX C to this Agreement. Any actions or decisions that would materially alter the current operating expenses for activities as described in Section 3.2.2, including expenses, such as additions to personnel, acquisition of equipment and changes in operations, shall be subject to the Joint Steering Committee's prior written approval. If Licensee does not approve of any such action or decision, Licensor may implement such action or decision at its own expense, and Licensee shall not be responsible for reimbursing Licensor for such incremental expenses unless such actions or decisions are later determined by the Joint Steering Committee to be warranted. Licensee acknowledges that additional costs will be required during prototyping and later scale-up and manufacturing. Prior to the beginning of each calendar year, Licensor shall provide a budget for such calendar year relating to the operation of the Boulder Facility to the Joint Steering Committee at least ten (10) days prior to next meeting of the Joint Steering Committee. Licensor shall invoice Licensee monthly for the operating expenses of the Boulder Facility for the development of CTV-05 Products, setting forth in reasonable detail the amounts expended in various operating expense categories, PROVIDE THAT no monthly invoice may exceed $[**] unless the Joint Steering Committee has previously agreed in writing upon such excess expense. Licensee shall pay such invoices within thirty (30) days after receipt, PROVIDED THAT Licensee may dispute particular expenses by providing written notice to Licensor within such 30-day period. In such event, Licensee may withhold the disputed portion of the invoice and remit the balance to Licensor. Any such dispute shall be submitted to the Joint Steering Committee for discussion and resolution. Licensor shall keep complete and accurate records of

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            Confidential Materials omitted and filed separately with
      the Securities and Exchange Commission. Asterisks denote omissions.


the latest three (3) years of operating expenses of the Boulder Facility. Licensee shall have the right at its expense, through its own personnel, a certified public accountant or like person reasonably acceptable to Licensor, to examine such records during the term of this Agreement and for six (6) months after its termination. If the review reflects an overpayment of expenses to Licensor, such overpayment shall be promptly remitted to Licensee. If the overpayment is equal to or greater than [**] of the amount that was otherwise due, Licensor shall pay Licensee for the expense of such audit. Licensee shall have no further obligation to assume financial responsibility for the Boulder Facility upon termination of this Agreement or as otherwise provided for in this
Section 4.2.

     4.3 ROYALTIES; SUBLICENSE PAYMENTS. As additional consideration for the exclusive license granted by Licensor pursuant to this Agreement, Licensee shall:

     (a) pay to Licensor royalties on Net Sales of Royalty-Bearing Products by Licensee and its Affiliates in an amount equal to:

     [**] of Net Sales of Royalty-Bearing Products on calendar-year annual Net Sales of up to US$[**] million;

     [**] of Net Sales of Royalty-Bearing Products on calendar-year annual Net Sales in excess of US$[**] million and up to US$[**] million; and

     [**] of Net Sales of Royalty-Bearing Products on calendar-year annual Net Sales in excess of US $[**] million; and

     (b) pay to Licensor [**] of Sublicensee Proceeds received by Licensee from its sublicensees, with respect to sales of Royalty-Bearing Products.

     For the sake of clarity, assuming Licensee has Net Sales of Royalty-Bearing Products of $[**] million in a calendar year and receives $[**] million from a sublicensee based on sales of Royalty-Bearing Products by such sublicensee in a calendar year, Licensee shall pay to Licensor royalties totaling $[**] million ([**] of the first $[**] million in Net Sales, [**] of the next $[**] million in Net Sales and [**] of the remaining $[**] million in Net Sales) and sublicense fees totaling $[**] million ([**] of the $[**] million received by Licensee from its sublicensee).

     4.4 EXPIRATION AND NON GRANT OF PATENT. Royalty and sublicense payment obligations due under this Agreement shall expire on a country-by-country basis in each country effective at such time as there no longer exists in such country a Valid Claim of any Patent Right covering the Royalty-Bearing Products in such country. Upon expiration of such royalty and sublicense payment obligations in any country, Licensee shall have a perpetual, fully paid up, exclusive right and license under the Know-How in such country. However, in acknowledgement of GyneLogix's proprietary know-how it is envisioned that TMC shall upon expiration of said patents, on a country-by-country basis pay to GyneLogix [**] markup over direct costs on CTV-05 products manufactured by GyneLogix, the details of which will be specified in a manufacturing agreement to be signed by both parties. In the event that Patent Rights, as outlined in Appendix B, are not granted to GyneLogix and TMC outsources manufacture of a Royalty-Bearing Product to a third party, TMC will in consideration of GyneLogix proprietary expertise transferred by GyneLogix to third party, pay to GyneLogix not more than [**]

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of net profit margin enjoyed by said third party contract manufacturer to be negotiated on a country by country basis as necessary. Said net profit margin in the absence of third party cost basis will be established by mutual agreement between TMC and GyneLogix. In the event of a disagreement with regard to said net profit margin, TMC and GyneLogix will abide by the opinion of an expert industry consultant to be chosen by the CEO's of both companies.

     4.5 THIRD PARTY PATENT PAYMENTS. In the event that Licensee is obligated to make payments to non-affiliated third parties ("Third Party Patent Payments") to obtain licenses to patented technology which, in the reasonable judgment of the Steering Committee, are required in connection with the development and commercialization of Royalty-Bearing Products, then Licensee may deduct said third party payments from payments otherwise due under Sections 4.3(a) and 4.3(b), it being understood that if such third party patent payments exceed payments under 4.3(a) and 4.3(b) Licensee may not seek payment from Licensor for such excess.

     4.6 ROYALTIES PAYABLE ONLY ONCE. The obligation to pay royalties is imposed only once with respect to the same unit of a Royalty-Bearing Product. Except as specifically provided in this Agreement, it is understood and agreed that there shall be no deductions from the royalties payable under this Agreement.

     4.7 SALES TO AFFILIATES AND SUBLICENSEES. Sales of Royalty-Bearing Products between Licensee and its Affiliates or permitted sublicensees, or among such Affiliates and permitted sublicensees, shall not be subject to royalties under Section 4.3, but in such cases the royalties shall be calculated on the Net Sales by such Affiliates to a third party or Sublicensee Proceeds received by Licensee, as the case may be.

     4.8 ROYALTY REPORTS AND PAYMENTS. Within fifty (50) days after the close of each calendar quarter, Licensee shall deliver to Licensor a true accounting of all Royalty-Bearing Products sold by Licensee and its Affiliates and sublicensees during such quarter and shall at the same time pay all royalties and sublicensee payments due. Such accounting shall show sales on a country-by-country and Royalty-Bearing Product-by-Royalty-Bearing Product basis.

     4.9 RECORDS; AUDITS. Licensee shall keep and require its Affiliates and sublicensees to keep complete and accurate records of all sales of Royalty-Bearing Products under the licenses granted herein. Licensor shall have the right at its expense, through a certified public accountant or like person reasonably acceptable to Licensee, to examine such records during regular business hours during the term of this Agreement and for six (6) months after its termination; provided, however, that such examination shall not take place more often than once a year, and shall not cover such records for more than the preceding three (3) years and provided further that such accountant shall report to Licensee only as to the accuracy of the royalty statements and payments. In the event that any such audit reveals that Licensee has paid less than the royalty payments then due, Licensee shall promptly remit the shortfall to Licensor and shall pay the Licensor for the expense of such audit in the event that such shortfall is greater than ten percent (10%) of the royalty payments then due. In the event that any such audit reveals that Licensee has paid more than the royalty payments then due, Licensor shall promptly remit the overpayment amount to Licensee.

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     4.10  TAX WITHHOLDINGS.  Any tax paid or required to be withheld by
Licensee by the Internal Revenue service or other taxing authorities on account of royalties or other amounts payable to Licensor under this Agreement shall be deducted from the payments otherwise due. Licensee shall secure and send to Licensor written proof of any such taxes withheld and paid by Licensee or its sublicensees for the benefit of Licensor.

     4.11 PAYMENT CURRENCY; BLOCKED PAYMENTS. All royalties due under this Agreement shall be payable in U.S. Dollars. In the event that, by reason of applicable laws or regulations in any country, it becomes impossible or illegal for Licensee or its Affiliates or sublicensees, to transfer, or have transferred on its behalf, royalties or other payments to Licensor, such royalties or other payments shall be deposited in local currency in the relevant country to the credit of Licensor in a recognized banking institution designated by Licensor or, if none is designated by Licensor within a period of thirty (30) days, in a recognized banking institution selected by Licensee or its Affiliates or sublicensees, as the case may be, and identified in a notice in writing given to Licensor.

     4.12 CURRENCY CONVERSIONS. Monetary conversions from the currency of a country in which Royalty-Bearing Products are sold, into U.S. Dollars shall be made at the exchange rate at which the applicable currency can be sold for U.S. Dollars, as reported in THE WALL STREET JOURNAL at closing on the last business day of the calendar quarter for which the royalties are being paid. Under all circumstances Licensor shall bear the currency exchange risk for the conversion of royalties being paid hereunder.

5.   REPRESENTATIONS AND WARRANTS
     ----------------------------

     5.1 REPRESENTATIONS OF AUTHORITY. Licensor and Licensee each represents and warrants to the other that it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement. Licensor represents and warrants to Licensee that it has the right to grant to Licensee the license granted pursuant to this Agreement.

     5.2 CONSENTS. Licensor and Licensee each represents and warrants that all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by such party in connection with execution, delivery and performance of this Agreement have been and shall be obtained.

     5.3 NO CONFLICT. Licensor and Licensee each represents and warrants that notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not and will not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligations of such party, except such consents as shall have been obtained prior to the Effective Date.

     5.4 EMPLOYEE OBLIGATIONS. Licensor and Licensee each represents and warrants that all of its employees, officers, and consultants have executed (and any future employees, officers and consultants will execute) agreements or have existing obligations under law requiring, in the case of employees and officers, assignment to such party of all inventions made during the course of and as the result of their association with such party and obligating the individual to maintain as confidential such party's Confidential Information as well as confidential information of a third party which such party may receive, to the extent required to support such party's obligations under this Agreement.

     5.5 INTELLECTUAL PROPERTY. Licensor represents and warrants that, to its knowledge, except as disclosed in writing by Licensor to Licensee, (a) the development and commercialization of CTV-05 Products does not and will not infringe or conflict with the rights of any third party in respect of Know-How or issued patents or published patent applications owned by such third party, and (b) Proprietary Property that is expected to be utilized by Licensee in the development and commercialization of CTV-05 Products is not being infringed by any third party. Licensor represents and warrants that there is no claim or demand of any person pertaining to, or any proceeding which is pending or, to the knowledge of Licensor, threatened, that challenges the rights of Licensor in respect of Proprietary Property Licensor represents and warrants that it is the record owner of the Proprietary Property, which is free and clear of all liens, claims and encumbrances.

     5.6 NO WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING WHETHER ROYALTY-BEARING PRODUCTS WILL BE SUCCESSFULLY DEVELOPED HEREUNDER, AND IF DEVELOPED, WILL HAVE COMMERCIAL UTILITY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.   PATENTS, KNOW-HOW, INVESTIONS AND INFRINGEMENT
     ----------------------------------------------

     6.1 OWNERSHIP. Licensor shall retain sole title to the Know-How and the Patent Rights as presently existing and as developed or invented by Licensor or on its behalf during the term of this Agreement. Licensee shall have sole title to any Improvements developed or invented solely by Licensee or on its behalf during the term of this Agreement. Licensor and Licensee shall jointly own any Improvements developed or invented by both parties or on their behalf during the term of this Agreement. The determination of inventorship shall be made in accordance with relevant patent laws; in the event of a dispute regarding inventorship or ownership that the parties are unable to resolve, mutually acceptable outside patent counsel not regularly employed by either party shall be retained to resolve such dispute.

     6.2 PATENT RESPONSIBILITIES. Licensee shall, at its own cost and expense, assume the responsibilities for preparing, filing, prosecuting and maintaining patent applications and patents included within the Patent Rights or Improvements licensed hereunder with patent counsel of its choosing. Within 30 days after the Effective Date, Licensor shall forward to Licensee or its designee, at Licensee's expense, all documentation, including copies of file histories and cited prior art, required for Licensee to assume such responsibility. Licensor agrees to execute such documents and take such actions as may be reasonably necessary to enable Licensee to undertake such responsibilities. If Licensee shall decide not to file, prosecute or maintain any of the Patent Rights in any country, Licensee shall so inform Licensor in a prompt fashion (i.e., at least thirty (30) days prior to any filing deadline) and Licensor shall have the right to assume the filing, prosecution and/or maintenance thereof in such country at its own expense.

6.3  THIRD PARTY INFRINGEMENT.
     ------------------------

          6.3.1 NOTIFICATION. Each party shall promptly inform the other party of any suspected infringement or misappropriation by any third party of any Proprietary Property. Licensee shall, within 120 days of the first notice under this Section 6.3.1, inform Licensor whether or not Licensee intends to institute suit against such third party. Licensor need not take any steps toward instituting suit against any such third party until Licensee has informed Licensor of its intention pursuant to the previous sentence.

          6.3.2 JOINT SUIT. If Licensee notifies Licensor that it desires to institute suit against such third party with respect to infringement, and Licensor notifies Licensee within 30 days after receipt of such notice that Licensor desires to institute suit jointly, the suit shall be brought jointly in the names of both parties. In consultation with the Joint Steering Committee, the Licensee shall control the prosecution of such suit, and all costs thereof shall be shared between the parties as the interests of the parties were affected by the infringement, including reference to the relative monetary injury suffered by each party. Recoveries, if any, whether by judgment, award, decree or settlement, shall, after the reimbursement of each of the parties for their shares of the joint costs in such action, be shared between the parties as the interests of the parties were affected by the infringement, including reference to the relative monetary injury suffered by each party.

          6.3.3 LICENSEE SUIT. If Licensee notifies Licensor that it intends to institute suit against such third party with respect to infringement, and Licensor decides not to join in such suit, as provided in Section 6.3.2, Licensee may bring such suit on its own and shall in such event bear all costs of, and shall exercise all control over, such suit. Licensee may, at its expense, bring such action in the name of Licensor and/or cause Licensor to be joined in the suit as a plaintiff. Recoveries, if any, whether by judgment, award, decree or settlement, shall belong solely to Licensee. Any expenses incurred by Licensor as a result of being added to such suit by Licensee shall be paid for and/or reimbursed promptly by Licensee.

          6.3.4 LICENSOR SUIT. If Licensee notifies Licensor that it does not intend to institute suit against such third party, Licensor may institute suit on its own. Licensor shall bear all costs of, and shall exercise all control over, such suit. Licensor may, at its expense, bring such action in the name of Licensee and/or cause Licensee to be joined in the suit as a plaintiff. Recoveries, if any, whether by judgment, award, decree or settlement, shall belong solely to Licensor. Any expenses incurred by Licensee as a result of being added to such suit by Licensor shall be paid for and/or reimbursed promptly by Licensor.

          6.3.5 ABANDONMENT OF SUIT. Should any party commence a suit under the provisions of this Section 6.3 and thereafter elect to abandon the same, it shall give timely notice to the other party, which may, if it so desires, be joined as a plaintiff in the suit (or continue as such if it is already one) and continue prosecution of such suit, provided, however, that the sharing of expenses and any recovery of such suit shall be as agreed upon between the parties.

     6.4 CLAIMED INFRINGEMENT. In the event that a third party at any time provides written notice of a claim to, or brings any action, suit or proceeding against a party or such party's Affiliates or sublicensees claiming infringement of its patent rights or unauthorized use or misappropriation of its technology based upon an assertion or claim arising out of the practice of the Proprietary Property in the development, manufacture, use or sale of Royalty-Bearing Product(s), such party shall promptly notify the other party of the claim or commencement of such action, suit or proceeding, enclosing a copy of the claim and/or all papers served relating thereto. In such instance, Licensee (or a sublicensee, if so provided in the applicable sublicense agreement) shall have the right to defend such claim, action, suit or proceeding, at Licensee's (or such sublicensees) sole cost and expense, and shall keep Licensor informed of the status and progress of the resolution of such matter. Licensee may, after notification to Licensor, withhold up to 50% of the payments otherwise due Licensor hereunder and may apply such withheld amounts to reimbursement of the expenses incurred in defending any such action, claim or proceeding, provided that any damages recovered by Licensee in any such action, claim or proceeding shall first be applied to the reimbursement of any such withheld amounts. The parties hereto shall negotiate in good faith any adjustment to the provisions of this Agreement in the event that the final result of such claim, action, suit or proceeding has any negative effect on the development, manufacture, use or sale of Royalty-Bearing Product(s) hereunder.

     6.5 PATENT INVALIDITY CLAIM. If a third party at any time asserts a claim that any Patent Right is invalid or otherwise unenforceable (an "Invalidity Claim"), whether as a defense in an infringement action brought by Licensee or Licensor pursuant to Section 6.3 or in an action brought against Licensee or Licensor under Section 6.4, the parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim. Neither party shall settle or compromise any Invalidity Claim without the consent of the other party, which consent shall not be unreasonably withheld.

     6.6 PATENT TERM EXTENSIONS. The parties shall cooperate, if necessary and appropriate, with each other in gaining patent term extension wherever applicable to Patent Rights covering Royalty-Bearing Products. The Parties shall, if necessary and appropriate, use reasonable efforts to agree upon a joint strategy relating to patent extensions. All filings for such extension shall be made by the party which is the assignee of the patent, PROVIDED, HOWEVER, that in the event that such party elects not to file for an extension, such party shall (i) inform the other party of its intention not to file and
(ii) grant the other party the right to file for such extension.

7.   CONFIDENTIALITY
     ---------------

     7.1 CONFIDENTIAL INFORMATION. All Confidential Information disclosed by a party to the other party during the term of this Agreement shall not be used by the receiving party except in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the receiving Party (except to the extent reasonably necessary for the conduct of clinical trials of CTV-05 Products, regulatory approval of CTV-05 Products or for the filing, prosecution and maintenance of Patent Rights), and shall not otherwise be disclosed by the receiving party to any other person, firm, or agency, governmental or private, without the prior written consent of the disclosing party, provided that such information shall not be deemed Confidential Information to the extent that the Confidential Information (as determined by competent documentation):

     (a) was known or used by the receiving party prior to its date of disclosure to the receiving party; or

     (b) either before or after the date of the disclosure to the receiving party is lawfully disclosed to the receiving party by sources other than the disclosing party rightfully in possession of the Confidential Information; or

     (c) either before or after the date of the disclosure to the receiving party becomes published or generally known to the public (including information known to the public through the sale of products in the ordinary course of business) through no fault or omission on the part of the receiving party or its sublicensees; or

     (d) is independently developed by or for the receiving party without reference to or reliance upon the particular Confidential Information; or

     (e) is required to be disclosed by the receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving Party provides prior written notice of such disclosure to the disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

     7.2 EMPLOYEE AND ADVISOR OBLIGATIONS. Licensor and Licensee each agree that they shall provide Confidential Information received from the other party only to their respective employees, consultants and advisors, and to the employees, consultants and advisors of such party's affiliates, who have a need to know and have an obligation to treat such information and materials as confidential.

     7.3 TERM. All obligations of confidentiality imposed under this Article 7 shall expire five (5) years following termination or expiration of this Agreement.

     7.4 PUBLICATIONS. The parties acknowledge that scientific lead time is a key element of the value of the development program for the CTV-05 Products and further agree that scientific publications must be strictly monitored to prevent any adverse effect of the premature publication of results of the development program for the CTV-05 Products. The parties shall establish a procedure for publication review and approval and each party shall first submit to the other party an early draft of all such publications, whether they are to be presented orally or in written form, at least sixty (60) days prior to submission for publication. Each party shall review each such proposed publication in order to avoid the unauthorized disclosure of a party's Confidential Information and to preserve the patentability of inventions. If, as soon as reasonably possible but no longer than sixty (60) days following receipt of an advance copy of a party's proposed publication, the other party informs such party that its proposed publication contains Confidential Information of the other party, then such party shall delete such Confidential Information from its proposed publication. If as soon as reasonably possible but no longer than sixty (60) days following receipt of an advance copy of a party's proposed publication, the other party informs such party that its proposed publication could be expected to have a material adverse effect on any Patent Rights or Know-How of such other party, then such party shall delay such proposed publication sufficiently long to permit the timely preparation and first filing of patent application(s) on the information involved.

7.5  PUBLIC ANNOUNCEMENTS.
     --------------------

          7.5.1 GENERAL. Any announcements or similar publicity with respect to the execution of this Agreement (including the timing and the contents of such announcements or similar publicity) shall be determined by the Licensee, acting in its sole discretion. The parties agree that any such announcement will not contain confidential business or technical information and, if disclosure of confidential business or technical information is required by law or regulation, will make reasonable efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a governmental agency or group. Each party agrees to provide to the other party with a copy of any public announcement as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, each party shall provide the other with an advance copy of any press release at least five (5) business days prior to the scheduled disclosure. Each party shall have the right to expeditiously review and recommend changes to any announcement regarding this Agreement or the subject matter of this Agreement, provided that such right of review and recommendation shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed. Except as otherwise required by law, the party whose press release has been reviewed shall remove any information the reviewing party reasonably deems to be inappropriate for disclosure.

          7.5.2 LICENSEE DISCLOSURE RIGHTS. Notwithstanding the provisions of
Section 7.5.1, (a) Licensee shall have the right to disclose the existence and financial and other terms of this Agreement to potential investors, lenders and corporate partners and (b) Licensee shall have the right to issue a press release and related public relations materials relating to the execution of this Agreement and the CTV-05 Product, PROVIDED THAT Licensee shall provide a copy of such release and materials to Licensor in advance of such issuance, for Licensor's review.

8.   INDEMNIFICATION
     ---------------

     8.1 LICENSEE INDEMNIFICATION. Licensee shall indemnify, defend and hold harmless Licensor and its officers, directors, Affiliates, employees and agents from and against all third party costs, claims, suits, expenses (including reasonable attorneys' fees) and damages arising out of or resulting from any willful misconduct or negligent act or omission by Licensee related to the subject matter of this Agreement or the distribution, sale, use by or administration to any person of any CTV-05 Products, or that arises out of any defect in the manufacture or the labeling, advertising, or sales of CTV-05 Products by Licensee or its sublicensees (except where such cost, claim, suit, expense or damage arose or resulted from (a) the infringement of the CTV-05 Product(s) on the rights and/or patents of third parties, or (b) any willful misconduct or negligent act or omission by Licensor), provided that Licensor gives reasonable notice (no later than thirty (30) days after its receipt of such claim) to Licensee of any such claim or action, tenders the defense of such claim or action to Licensee and reasonably assists Licensee at Licensee's expense in defending such claim or action and does not compromise or settle such claim or action without Licensee's prior written approval (which approval shall not be unreasonably withheld).

     8.2 LICENSOR INDEMNIFICATION. Licensor shall indemnify, defend and hold harmless Licensee and its officers, directors, Affiliates, employees, agents and sublicensees from and against all third party costs, claims, suits, expenses (including reasonable attorney's fees) and damages arising out of or resulting from any willful misconduct or negligent act or omission by Licensor relating to the subject matter of this Agreement (except where such cost, claim, suit, expense or damage arose or resulted from (a) the infringement of the CTV-05 Products on the rights and/or patents of third parties, or (b) any willful misconduct or negligent act or omission by Licensee or its sublicensees), provided that Licensee gives reasonable notice (no later than thirty (30) days after its receipt of such claim) to Licensor of any such claims or action, tenders the defense of such claim or action to Licensor and assists Licensor at Licensor's expense in defending such claim or action and does not compromise or settle such claim or action without Licensor's prior written approval (which approval shall not be unreasonably withheld).

     8.3 SEPARATE LEGAL COUNSEL. In any action subject to the indemnification provisions hereof, if the defendants in any such action include both Licensor and Licensee and any party concludes that there may be legal defenses available to it which are different from, additional to, or inconsistent with, those available to the other(s), that party shall have the right to select separate counsel to participate in the defense of such action on its behalf and such party shall thereafter bear the cost and expense of such separate defense.

8.4  INSURANCE.
     ---------

          8.4.1 LICENSEE INSURANCE. Licensee shall maintain and will continue to maintain product liability insurance coverage appropriate to the risks involved in the development and marketing of CTV-05 Products, as reviewed by the Joint Steering Committee, but not less than US$2 million, and will no more than annually present evidence to Licensor that such coverage is being maintained if so requested in writing by Licensor. Licensee shall have the option of self-insuring for such coverage, on the condition that it provide Licensor upon request with an audited financial statement that evidences its ability to self-insure for an amount reasonably satisfactory to Licensee.

          8.4.2 LICENSOR INSURANCE. Licensor shall maintain and will continue to maintain workers' compensation, general liability and other insurance with respect to the Boulder Facility, including insurance against loss, damage, fire, theft, public liability, environmental liability and other risks, in an amount of at least US$2 million, and will no more than annually present evidence to Licensee that such coverage is being maintained if so requested in writing by Licensee.

9.   EARLY TERMINATION
     -----------------

     9.1 TERMINATION FOR BREACH. Upon any material breach of this Agreement by either party (in such capacity, the "Breaching Party"), the other party (in such capacity, the "Non-Breaching Party"), may terminate this Agreement by providing sixty (60) days' written notice to the Breaching Party, specifying the material breach. The termination shall become effective at the end of the sixty (60) day period unless (a) the Breaching Party cures such breach during such sixty (60) day period or (b) if such breach is not susceptible to cure within sixty (60) days of the receipt of written notice of the breach, the Breaching Party is diligently pursuing a cure (unless such breach, by its nature, is incurable, in which case the Agreement may be terminated immediately) and effects such cure within an additional sixty (60) days after the end of the initial sixty (60) day cure period.

     9.2 LICENSEE TERMINATION RIGHT. Licensee shall have the right to terminate this Agreement for convenience at any time upon sixty (60) days prior written notice to Licensor. Following such termination, neither Licensee nor its sublicensees shall have any rights to distribute, manufacture, sell or otherwise distribute any CTV-05 Products in the Field.

9.3  EFFECT OF TERMINATION.
     ---------------------

          9.3.1 PAYMENT. Upon the early termination of this Agreement by Licensor pursuant to Section 9.1, or termination of this Agreement by Licensee pursuant to Section 9.2, Licensor shall have the right to retain any sums already paid by Licensee, and Licensee shall pay all sums accrued hereunder which are then due.

          9.3.2 TERMINATION BY LICENSEE FOR BREACH. Upon the early termination of this Agreement by Licensee pursuant to Section 9.1, the rights and licenses granted to Licensee under this Agreement shall not be affected, provided Licensee continues to comply with its obligations hereunder for the term thereof.

          9.3.3 TRANSFER OF DATA AND FILINGS. Upon termination of this Agreement by Licensor pursuant to Section 9.1, or termination of this Agreement by Licensee pursuant to Section 9.2, Licensee will transfer to Licensor all clinical data, patent and regulatory filings and government market approvals and all other data developed by Licensee relating to the CTV-05 Products.

     9.4 SURVIVAL OF PROVISIONS. In addition to the other provisions concerning the survivability of terms and conditions hereof, under all circumstances, the provisions of Sections 6, 7, 8, 9, and 12 hereof shall survive the expiration or early termination of this Agreement.

10.  EFFECT OF BANKRUPTCY ON LICENSES

     All rights and licenses granted under or pursuant to any section of this Agreement are and shall otherwise be, deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of any party, the non-bankrupt parties shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its or their possession, shall be promptly delivered to the nonbankrupt parties, unless the bankrupt parties elect to continue, and continues, to perform all of its or their obligations under this Agreement. All technology and know-how that may be developed by Licensee during the term of this Agreement that relates in any way to CTV-05 Products shall be and remain the property of Licensor.

11.  OTHER AGREEMENTS
     ----------------

     11.1 FINANCIAL STATEMENTS. Licensor warrants that it will provide annual financial statements to Licensee in accordance with US GAAP within 90 days of the end of each fiscal year.

     11.2 NON-COMPETE. During the term of this Agreement, neither Licensor nor Dr. Chrisope shall, without the prior written consent of Licensee, engage in any research, development or commercialization activities in the Field involving lactobacilli or any products or processes that are based upon or derived from lactobacilli, except in accordance with the Development Plan.

12.  MISCELLANEOUS PROVISIONS
     ------------------------

     12.1 DISPUTE RESOLUTION. With the specific exception of those matters permitted or required to be decided by the joint Steering Committee, by the CEO of the Licensee, or by the Licensee as outlined in section 3 and elsewhere in this Agreement ("Excluded Matters"), if one of the parties hereto declares that a dispute between the parties has arisen related to or arising from this Agreement, such dispute shall, in the first instance, be the subject of good faith negotiations between the parties to resolve such dispute. Should the negotiations not lead to a settlement of the dispute within thirty (30) days after a party declares that the dispute has arisen, either party may submit the issue to binding arbitration. Such arbitration shall take place in Boston, Massachusetts if submitted by Licensor and in Denver, Colorado if submitted by Licensee and shall be conducted by a single arbitrator appointed by the Boston or Denver office, as the case may be, of the American Arbitration Association and in accordance with the commercial arbitration rules of the American Arbitration Association. The arbitrator shall be a person who has had experience in pharmaceutical licensing and shall be given full power to hear and finally determine and dispose of all disputes (other than Excluded Matters) between the parties that may arise from or that are related to this Agreement. The arbitrator will use his best efforts to deliver a ruling in writing no later than thirty (30) days after the hearing (which will be held within 30 days of the appointment of the arbitrator hearing) and the decision will be binding on the parties. Judgment upon the decision rendered may be entered in any court having jurisdiction or application may be made to such court of a judicial acceptance of the award and an order of enforcement, as the case may be. Each party shall pay its own attorney's fees. All other fees and expenses payable with respect to the arbitration proceedings shall be paid in the manner determined by the arbitrator. Notwithstanding the foregoing, nothing in this
Section 12.1 shall be construed as limiting in any way the right of a party to seek injunctive relief with respect to any actual or threatened breach of this Agreement, which breach would cause irreparable harm to the party seeking such relief, from a court of competent jurisdiction.

     12.2 GOVERNING LAW. This Agreement shall be construed and the respective rights of the parties hereto determined according to the substantive laws of the Commonwealth of Massachusetts notwithstanding the provisions governing conflict of laws to the contrary, except matters of intellectual property law which shall be determined in accordance with the national intellectual property laws relevant to the intellectual property in question.

     12.3 ASSIGNMENT. Neither party may assign this Agreement in whole or in part without the consent of the other, except if such assignment occurs in connection with the sale or transfer of all or substantially all of the business and assets of such party to which the subject matter of this Agreement pertains.

     Notwithstanding the foregoing, any party may assign its rights (but not its obligations) pursuant to this Agreement in whole or in part to an Affiliate of such party.

     12.4 AMENDMENTS. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral. Any amendment or modification to this Agreement shall be made in writing signed by both parties.

     12.5  NOTICES.
           -------

           Notices to Licensor shall be addressed to:

           GyneLogix, Inc.
           280 South Taylor Avenue
           Suite 100
           Louisville, CO ________

           Attention:  ___________________________
           Facsimile No:  (____) _________________

           With a copy to:

           Joseph E. Kovarik, Esq.
           Sheridan Ross P.C.
           1700 Lincoln Street, Suite 3500
           Denver, CO 80203

           Telephone No. (303) 863-2977
           Facsimile No. (303) 863-0223

           Notices to Licensee shall be addressed to:

           The Medicines Company
           One Cambridge Center
           Cambridge, MA 02142

           Attention:  President
           Facsimile No.: (___) __________________

           with a copy to:

           Hale and Dorr LLP
           60 State Street
           Boston, MA 02109
           Attention:  Steven D. Singer, Esq.
           Facsimile No.:  (617) 526-5000

     Any party may change its address by giving notice to the other party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight courier service, or (c) sent by facsimile transmission, in each case properly addressed in accordance with the paragraph above. The effective date of notice shall be the actual date of receipt by the party receiving the same.

     12.6 FORCE MAJEURE. No failure or omission by the parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the parties, including, but not limited to, the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; and invasion and provided that such failure or omission resulting from one of the above causes is cured as soon as is practicable after the occurrence of one or more of the above-mentioned causes.

     12.7 INDEPENDENT CONTRACTORS. It is understood and agreed that the relationship between the parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either Licensor or Licensee to act as agent for the other.

     12.8 NO STRICT CONSTRUCTION. This Agreement has been prepared jointly and shall not be strictly construed against any party.

     12.9 HEADINGS. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meanings of the provisions hereof.

     12.10 NO IMPLIED WAIVERS; RIGHTS CUMULATIVE. No failure on the part of Licensor or Licensee to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

     12.11 SEVERABILITY. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, Licensor and Licensee hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

     12.12 EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement, individually or by their duly authorized officers, as appropriate, on the date first written above.

GYNELOGIX, INC.                            THE MEDICINES COMPANY

By: /s/ Gerald L. Chrisope                 By: /s/ Clive A. Meanwell
   -----------------------------------        ----------------------------------
Name: Gerald L. Chrisope                   Name: Clive A. Meanwell
     ---------------------------------          --------------------------------
Title: President and CEO                   Title: President and CEO
      --------------------------------           -------------------------------

For purposes of Section 11.2 hereof,


/s/ Gerald L. Chrisope
--------------------------------------
Gerald Chrisope

            Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



APPENDIX A

CTV-05
------

a. LACTOBACILLUS CRISPATUS strain CTV-05, as deposited in American Type Culture Collection, Accession No. 202225;

b. any additional LACTOBACILLUS species and/or strains possessed, owned or controlled by Licensor as of the Effective Date which has similar beneficial attributes or utility within the Field and that is described in U.S. patent application Serial No. [**], and any Know-How and any Improvements thereof as of the Effective Date, including without limitation all information contained in any SOP or FDA document owned, submitted or controlled by Licensor which relates to the Field.

            Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


APPENDIX B

PATENT RIGHTS

1.       PATENT RIGHTS
         -------------

         U.S. Patent Application No. [**]

         PCT Patent Application No. [**]

APPENDIX C

BOULDER FACILITY BUDGET

(To Be Supplied)